Exhibit 10.4

EXECUTION VERSION

FIFTH AMENDMENT

FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”), dated as of January 26, 2016 among Envision Healthcare Corporation (the “Borrower”) and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”).  Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below (as amended by this Fifth Amendment).

PRELIMINARY STATEMENTS

A.         WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

B.         The Borrower and the Administrative Agent are permitted by Section 11.1(d) of the Credit Agreement to amend the Credit Agreement to cure any ambiguity, mistake, omission, defect or inconsistency.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      Amendment to Credit Agreement.  Effective as of January 26, 2016, the Credit Agreement is hereby amended by amending and restating Section 7.9(b) of the Credit Agreement in its entirety to read as follows:

(b)       With respect to (i) any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than (x) an Excluded Subsidiary and (y) a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Closing Date or in the ordinary course of business) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) any Unrestricted Subsidiary that is a Wholly Owned Subsidiary being designated as a Restricted Subsidiary (and not otherwise constituting an Excluded Subsidiary), (iii) any Excluded Subsidiary that is a Wholly Owned Subsidiary ceasing to be an “Excluded Subsidiary” as provided in the definition thereof after the expiry of any applicable period referred to in such definition and (iv) any entity becoming a Domestic Subsidiary that is a Wholly Owned Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary or a Subsidiary of the type described in sub-clause (y) of the first parenthetical in preceding clause (i)), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) de-

liver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.”

SECTION 2.      Reference to and Effect on the Credit Agreement and the Loan Documents.  On and after the effectiveness of this Fifth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Fifth Amendment.  The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Fifth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this Fifth Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

SECTION 3.      Costs and Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent pursuant to Section 11.5 of the Credit Agreement.

SECTION 4.      Execution in Counterparts.  This Fifth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  Delivery of an executed counterpart of this Fifth Amendment by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Fifth Amendment.

SECTION 5.      Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Randel G. Owen
Name:	Randel G. Owen
Title:	Chief Financial Officer

[Amendment No. 5 to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

[Amendment No. 5 to Term Loan Credit Agreement]